EXHIBIT 99.1
News Release Contacts:
Mayura Hooper Charles Schwab Phone: 415-667-1525 mayura.hooper@schwab.com

SCHWAB ANNOUNCES THE APPOINTMENT OF TWO NEW BOARD MEMBERS

SAN FRANCISCO, July 27, 2020 – The Charles Schwab Corporation today announced the appointment of two new members to the company’s board of directors. Marianne C. Brown and Gerri K. Martin-Flickinger will join the board as independent directors, effective August 1, 2020.

Brown currently serves as a board member of Akamai Technologies, Inc., Northrop Grumman Corporation and VMware, Inc. She most recently served as the chief operating officer (COO) for Fidelity National Information Services, Inc.’s (FIS) global financial solutions organization, prior to which she was the chief operating officer, financial systems for Sungard Data Systems, which was acquired by FIS. Throughout her career, she has held various C-suite roles in the financial services and technology industries, including President and Chief Executive Officer of Omgeo LLC and Chief Executive Officer of Securities Industry Automation Corporation.

Martin-Flickinger is Starbucks executive vice president and chief technology officer. She is responsible for technology strategies and teams that enable the company to connect with customers worldwide. Prior to Starbucks, she served as chief information officer at Adobe and previously was chief information officer at VeriSign, Inc., Network Associates, Inc., and McAfee Associates, Inc. She began her career at Chevron Corporation, where she held several senior systems roles.

The company also announced Roger O. Walther’s decision to retire from the Board, effective December 31, 2020. The Board has appointed Paula A. Sneed to serve as Chair of the Compensation Committee, effective as of Mr. Walther’s retirement.

“We are very excited to welcome Marianne and Gerri to our board of directors. They bring decades of leadership and expertise in operational efficiency and technology – two areas that are vital to our company’s ongoing success and strategy,” said Founder and Chairman Charles Schwab. “I would like to thank Roger for his many years of dedicated service to our company and Paula for her continued counsel in her new leadership role.”

About Charles Schwab
The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 360 offices and 14.1 million active brokerage accounts, 1.7 million corporate retirement plan participants, 1.5 million banking accounts, and $4.11 trillion in client assets as of June 30, 2020. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an

Equal Housing Lender), provides banking and lending services and products. More information is available at www.schwab.com and www.aboutschwab.com.

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